Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222612

PROSPECTUS SUPPLEMENT NO. 3

TO THE PROSPECTUS DATED JANUARY 26, 2018

Pershing Gold Corporation

This Prospectus Supplement No. 3 updates, amends and supplements our Prospectus dated January 26, 2018 (the “Prospectus”).

We have attached to this Prospectus Supplement No. 3 the Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 26, 2018. The attached information updates, amends and supplements the Prospectus.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus as previously supplemented. To the extent information in this Prospectus Supplement No. 3 differs from, updates or conflicts with information contained in the Prospectus as previously supplemented, the information in this Prospectus Supplement No. 3 is the more current information, except that to the extent information in this Prospectus Supplement No. 3 differs from, updates or conflicts with information contained in the Prospectus Supplement No. 1, the information in Prospectus Supplement No. 1 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 6 of the Prospectus and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 28, 2018, for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 13, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): February 23, 2018

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 - Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure set forth below in Item 5.02 relating to Alex Morrison’s resignation from the Board and the resulting notification provided to The NASDAQ Stock Market ("Nasdaq") is incorporated herein by reference.

On February 26, 2018, the Company notified Nasdaq that, due to Mr. Morrison’s resignation from the Board, the Company would no longer continue to satisfy the requirements of Nasdaq Listing Rule 5605(c)(2)(A), which requires the audit committee of a company with Nasdaq-listed securities to have a minimum of three members, each of whom satisfies the independence requirements set forth in Nasdaq Listing Rule 5605(a)(2). In the Company's notice to Nasdaq, the Company also informed Nasdaq that it intends to rely upon the cure period provided by Nasdaq Listing Rule 5605(c)(4)(B), which provides a cure period to regain compliance with Listing Rule 5605(c)(2)(A). The Company expects to regain compliance with Listing Rule 5605(c)(2)(A) by appointing a new independent director to the Audit Committee within the time period allowed under Listing Rule 5605(c)(4)(B).

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On February 23, 2018, Alex Morrison resigned as a member of the Board of Directors of Pershing Gold Corporation (the “Company”). Mr. Morrison’s resignation was not a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2018

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller